Exhibit 2.2

PURCHASE AND SALE AGREEMENT

(NON-PRODUCING PROPERTIES)

This Purchase and Sale Agreement (this “Agreement”), dated effective as of March 5, 2012 (the “Execution Date”), is by and between Energy & Exploration Partners, LLC, a Delaware limited liability company (“Seller”), and RWG Energy, Inc., a Delaware corporation (“Buyer”). Seller and Buyer are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, Seller owns or intends to acquire the Properties (as defined below) and desires to sell the Properties to Buyer, and Buyer desires to purchase the Properties from Seller, upon the terms and conditions set forth herein.

NOW THEREFORE in consideration of the mutual covenants contained in this Agreement and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:

1.	SALE AND PURCHASE OF INITIAL PROPERTIES. Subject to the terms and conditions hereof, at the First Closing but effective as of the Effective Time, Seller hereby agrees to sell, convey, and assign to Buyer, and Buyer hereby agrees to purchase and pay for, the following properties and assets (collectively, the “Initial Properties”):

(a) an undivided sixty-five percent (65%) (of 8/8ths) interest in and to the oil and gas leases described more particularly on Exhibit A and the leasehold estates created thereby, as to all lands and depths covered thereby or the applicable part or portion thereof if specifically limited in depth and/or geographic extent in Exhibit A (collectively, the “Initial Leases”), together with any and all other rights, interests, privileges, benefits, and powers of any kind or character conferred upon Seller as the owner of any of such interests;

(b) an undivided sixty-five percent (65%) (of 8/8ths) interest in and to all crude oil, natural gas, condensate, distillate, natural gasoline, natural gas liquids, plant products, and other liquid or gaseous hydrocarbons, the right to explore for which, or an interest in which, is granted pursuant to the Initial Leases (“Hydrocarbons”) and that are produced from or allocable to such interests of Assignor from and after the Effective Time;

(c) an undivided sixty-five percent (65%) (of 8/8ths) interest in and to all other economic benefits of every kind and character attributable to the owner of the Initial Leases that accrue on and after the Effective Time;

(d) an undivided sixty-five percent (65%) (of 8/8ths) interest in and to all wellbores (whether active, inactive, or plugged and abandoned), equipment, machinery, fixtures, and other real, personal, and mixed property (if any), movable or immovable, and whether located on or off the lands covered by the Initial Leases to the extent used in connection with or attributable to the interests of Seller described in clause (a) of this Section 1 (except for any such personal property leased from third Persons); and

(e) an undivided sixty-five percent (65%) (of 8/8ths) interest in and to all intangible rights, inchoate rights, transferable rights under warranties made by prior owners, manufacturers, vendors, and third Persons, and rights accruing under applicable statutes of limitation or prescription, insofar only as the foregoing rights and interests relate or are attributable to the items listed in this Section 1.

Seller and Buyer acknowledge and agree that Seller: (i) originally acquired an undivided 100% (of 8/8ths) Working Interest (as hereinafter defined) in and to each of the Initial Leases; (ii) previously assigned an aggregate undivided one percent (1%) (of 8/8ths) Working Interest in and to the Initial Leases to Petro Capital XXV, LLC, and PetroStone, LLC (collectively, “Petro Capital”); (iii) has an agreement with Petro Capital, pursuant to which, prior to the First Closing, Petro Capital shall re-assign to Seller all of its Working Interests in the Initial Leases in exchange for an overriding royalty interest such Initial Leases (the “Converted PC ORRI”); and (iv) intends to deliver to Buyer at Closing (and notwithstanding the Converted PC ORRI) not less than an undivided 75% Net Revenue Interest (as hereinafter defined) (calculated based on a 100% Working Interest) in each Initial Lease. Petro Capital will have no right to receive any Working Interests in the Supplemental Leases. To the extent that one or more Supplemental Leases (as hereinafter defined) become additional Initial Leases under Section 2 below, then Seller shall retain an undivided 35% (of 8/8ths) Working Interest therein, and shall sell and convey to Buyer an undivided 65% (of 8/8ths) Working Interest therein. Notwithstanding anything stated herein to the contrary, the “Initial Properties” shall not include (and Buyer shall not assume or be responsible for any Liabilities or obligations in, under, or related to) any contract or agreement between Seller and Petro Capital or any Affiliate thereof. To the extent that any oil and gas lease that would otherwise constitute an Initial Lease for purposes of this Agreement is excluded in its entirety from this Agreement by operation of Section 19 or Section 20, such oil and gas lease shall no longer constitute a Lease for purposes hereof.

2.	SUPPLEMENTAL PROPERTIES.

(a) From and after the Execution Date and continuing until the date that is sixty (60) days after the First Closing Date (as hereinafter defined) (the “Supplemental Acquisition Period”), Seller shall have the right to acquire additional oil and gas leases that, upon their acquisition, will become subject to the terms of this Agreement, to the extent and only to the extent that: (i) all such additional oil and gas leases cover lands located within the boundaries of the AMI (as described in Section 5 below); (ii) such oil and gas leases have not less than a 75% Net Revenue Interest (calculated based upon a 100% Working Interest); (iii) Seller has provided Buyer with written notice of Seller’s acquisition of such additional oil and gas lease prior to the expiration of the Supplemental Acquisition Period, containing (A) copies of the additional oil and gas lease(s) acquired, (B) any ownership and/or title opinions or reports covering the surface and/or mineral estates of the acreage leased, and (C) a statement of the Net Mineral Acres covered thereby, as well as the Net Revenue Interest and Working Interest attributable to such additional oil and gas leases; and (iv) Buyer expressly approves the inclusion in this Agreement of such additional oil and gas leases. Additional oil and gas leases that meet all of the above conditions are referred to herein, collectively, as “Supplemental Leases”

and, individually, a “Supplemental Lease”. To the extent any Supplemental Leases are acquired by Seller prior to the date that is ten (10) days prior to the First Closing (“Initial Cut Off Date”), then such Supplemental Leases shall be added to the Initial Leases for purposes of Section 1, and the undivided interest therein set forth in Section 1(a) (together with the other related interests described in clauses (b), (c), (d), and (e) of Section 1) shall be sold and conveyed to Buyer as part of the Initial Properties at the First Closing pursuant to the other terms and conditions of this Agreement. If an oil and gas lease that would otherwise constitute an Initial Lease for purposes of this Agreement is withheld from the First Closing pursuant to Section 19(a)(ii), such oil and gas lease, to the extent it is not ultimately excluded from this Agreement by operation of Section 19(a)(ii), shall be treated, for all purposes hereof, as a Supplemental Lease.

(b) To the extent that any Supplemental Leases are acquired by Seller after the Initial Cut Off Date and prior to the expiration of the Supplemental Acquisition Period, then there shall be a supplemental closing (the “Supplemental Closing”) on a date mutually agreed to by the Parties, but in no event later than ninety (90) days after the expiration of the Supplemental Acquisition Period (the “Supplemental Closing Date”), at which time, subject to the terms and conditions hereof, Seller shall sell and convey to Buyer an undivided interest identical to that set forth in Section 1(a) in and to such Supplemental Leases, as well as the interests related thereto identical to those described in clauses (b), (c), (d), and (e) of Section 1, and otherwise on the terms set forth in this Agreement (collectively, the “Supplemental Properties”). For purposes hereof, each Initial Lease and each Supplemental Lease may be referred to herein, individually, as a “Lease” and, collectively, as the “Leases”; and each Initial Property and each Supplemental Property may be referred to herein, individually, as a “Property” and, collectively, as the “Properties.” Except with regard to the Supplemental Purchase Price paid by Buyer to Seller pursuant to Section 3(c), Buyer shall have no responsibility for (and Seller, alone, shall bear and pay) any acquisition costs related to the Supplemental Properties.

(c) If Buyer fails or refuses to approve the inclusion in this Agreement of additional oil and gas leases covering lands located within the AMI acquired by Seller during the Supplemental Acquisition Period pursuant to Section 2(a), Seller shall be free to own and hold such additional oil and gas lease(s) for its own account and at Seller’s sole cost and expense, free and clear of the terms of this Agreement, including those relating to the AMI, to the extent that such additional oil and gas leases have a Net Revenue Interest (calculated based on a 100% Working Interest) of not less than 75%. During the Supplemental Acquisition Period, Seller shall have no right to acquire any oil and gas leases within the AMI that have a Net Revenue Interest (calculated based on a 100% Working Interest) of less than 75%.

3.	PURCHASE PRICE.

(a) The total consideration for the sale of the Properties (the “Consideration”) shall be the sum of (i) the Initial Purchase Price and the Supplemental Purchase Price, as defined hereinafter, paid by Buyer to Seller for the Properties delivered by Seller to Buyer at the First Closing and the Supplemental Closing (collectively, the “Purchase Price”), plus (ii) the Contingent Payment, if any, to be paid in accordance with Section 4 below.

(b) On the First Closing Date, Buyer shall pay to Seller, as the “Initial Purchase Price”, an amount calculated as described on Exhibit E attached hereto. The Initial Purchase Price shall be subject to increase if any Supplemental Leases are included in the Initial Properties pursuant to Section 2(a) and subject to further adjustment pursuant to Section 17.

(c) If the Supplemental Closing occurs, then on the Supplemental Closing Date, Buyer shall pay to Seller, as the “Supplemental Purchase Price”, an amount calculated with respect to the Supplemental Properties in the same manner as the Initial Purchase Price, subject to adjustment pursuant to Section 17.

4.	DRILLING OBLIGATION; CONTINGENT PAYMENT.

(a) At the First Closing, the Parties shall execute and deliver one or more Joint Operating Agreement(s), prepared using the A.A.P.L. 1989 Model Form of Operating Agreement modified as may be mutually agreed by Seller and Buyer prior to the First Closing, covering the Parties’ respective interests in and to the Initial Properties (as amended at the Supplemental Closing to cover the Supplemental Properties, if any) (the “JOA”). The JOA shall contain a provision whereby if the interests retained by Seller are ever held by a total of more than three (3) Persons, other than Seller, simultaneously, such interest holders shall be required to appoint a single Person as agent to administer such interests collectively, on behalf of all such interest holders, including, without limitation, for purposes of receiving notices, making elections (collectively), making payments, receiving revenues, and under other matters contemplated under the JOA; and Buyer, as Operator, shall not be required to look to any other interest owner, and any election by, notice by or to, or payment to such appointed agent, or other action taken by such agent in connection with such interests, shall be binding on all interest holders. Buyer or its Affiliate shall be designated Operator under the JOA. Except as otherwise provided in this Agreement, all operations conducted on the Properties from and after the applicable Closing shall be governed by the JOA.

(b) Subject to the terms of this Section 4 and the JOA, on or before the expiration of twelve (12) months after the First Closing Date, Buyer, as Operator under the JOA, agrees to commence, or to cause to be commenced, the actual drilling (either vertically or horizontally, as Buyer may determine) of not less than two (2) wells in search of Hydrocarbons at legal locations selected by Buyer on the Properties. Thereafter, Buyer shall cause both of such wells to be drilled to a vertical depth and/or horizontal extent, as applicable, sufficient to test the respective target subsurface intervals selected by Buyer (in each case, the “Target Depth”), tested, and either plugged and abandoned in the case of a dry hole, or completed (including the performance of hydraulic fracturing or other formation stimulation operations) and equipped for production (including the installation of production facilities). For purposes of this Agreement, such initial two (2) wells located on the Properties shall be referred to as the “Commitment Wells”. Seller agrees to participate with Buyer in such drilling, testing, and plugging and abandonment or completion and equipping for production operations in or with respect to the Commitment Wells in accordance with the terms of this Section 4. If the aggregate costs attributable to the drilling, testing, and plugging and abandonment or completion and equipping for production of the two Commitment Wells do not exceed the Aggregate CW Amount (as defined below), there shall be no further approvals, AFEs, or consents required from Seller in connection therewith; and Seller shall pay its Ownership Percentage of the costs and expenses actually incurred by Buyer in connection with the drilling, testing, completion and equipping for production or plugging and abandonment of the Commitment Wells within fifteen (15) days after Seller’s receipt of each invoice therefor from Buyer; provided, however, that if the aggregate costs and expenses (on a 100% Working Interest basis) of incurred by Buyer in connection with the drilling, testing, and plugging and abandonment or completion and equipping for production of the Commitment Wells exceeds the sum of $20,000,000 (the “Aggregate CW Amount”), the authority of Buyer, as Operator, to incur, on behalf of the joint account, and the obligation of Seller to participate in and pay its Ownership Percentage of, any of such costs attributable to the two Commitment Wells in excess of the Aggregate CW Amount shall be subject to the well operation approval procedures in Article VI of the JOA by the Working Interest owners.

(c) Once the drilling of each Commitment Well has been commenced, Buyer shall cause all operations conducted in such Commitment Well to be prosecuted with diligence and in a workmanlike manner consistent with the practices of a reasonably prudent operator. During all operations in the Commitment Wells conducted by Buyer pursuant to this Agreement, Buyer shall comply with all of the terms, covenants, and conditions, either expressed or implied, set forth in the Leases, this Agreement, the JOA (to the extent not inconsistent with this Agreement), and all applicable Laws. Until the earlier of (i) the drilling and completion (or plugging and abandonment) of the two Commitment Wells, or (ii) the date that is twelve (12) months after the First Closing Date, Seller shall not have the right to propose any new well under any JOA.

(d) If Operator is unable to reach the Target Depth in a Commitment Well, or having reached the Target Depth, is unable to complete a Commitment Well because of subsurface conditions or formations, including, without limitation, heaving shale, domal formations, or excessively high pressure water sands or cavities, that would render further drilling operations by a prudent operator impracticable, or because of mechanical conditions in such Commitment Well beyond Buyer’s control, Buyer shall be entitled to plug and abandon the relevant Commitment Well and restore the drillsite premises thereof in accordance with the terms of the applicable Lease(s) and all applicable Laws.

(e) As between the Parties, the decision whether to attempt to complete a Commitment Well as a producer of Hydrocarbons shall be determined by Buyer acting as a reasonably prudent operator, and subject to the restrictions regarding the Aggregate CW Amount limitation set forth above in Section 4(b), there shall be no separate election for Seller whether to participate in such a completion attempt. If Buyer elects not to attempt to complete, or unsuccessfully attempts to complete, a Commitment Well as a producer of Hydrocarbons, Buyer shall plug and abandon the relevant Commitment Well and restore the drill site premises thereof, for the joint account, in accordance with the terms of the applicable Lease(s) and applicable Laws. If Buyer plugs and abandons a Commitment Well pursuant to Section 4(d) or this Section 4(e), Buyer shall be deemed to have satisfied and discharged in full its obligations under this Agreement with respect to such Commitment Well. Similarly, if Seller pays Buyer its Ownership Percentage of the applicable costs thereof, then subject to the restrictions regarding the Aggregate CW Amount set forth above in Section 4(b), Seller shall be deemed to have satisfied and discharged in full its obligations under this Agreement with respect to such Commitment Well.

(f) All costs and expenses incurred by Buyer in connection with the drilling, testing, and plugging and abandonment as a dry hole or completion (including the performance of hydraulic fracturing or other formation stimulation operations) and equipping for production (including the installation of production facilities) of the Commitment Wells shall be borne and paid by Seller and Buyer, in accordance with their respective Ownership Percentages.

(g) If Buyer (i) commences the actual drilling of both Commitment Wells in a timely manner as provided in Section 4(b) and (ii) successfully completes both Commitment Wells as Commercial Wells, Buyer shall pay to Seller, no later than thirty (30) days after the commencement of Hydrocarbon production from the second Commitment Well, an amount calculated as described on Exhibit E attached hereto as the “Contingent Payment”. If Buyer fails to pay the Contingent Payment to Seller in a timely manner under this Section 4(g), Buyer shall be deemed to have withdrawn from, and terminated its participation in, the Properties and the AMI in accordance with Section 4(i).

(h) If (i) Buyer fails to commence the actual drilling of both Commitment Wells in a timely manner as provided in Section 4(b), or (ii) (A) Buyer commences the actual drilling of both Commitment Wells in a timely manner as provided in Section 4(b), but (B) one or both Commitment Wells is not completed as a Commercial Well, then Buyer shall have the option either (1) to pay to Seller the Contingent Payment, in which case Seller and Buyer would remain co-owners of the Properties subject to the terms of this Agreement and the applicable JOA(s), or (2) not to pay the Contingent Payment to Seller, in which case Buyer shall be deemed to have withdrawn from, and terminated its participation in, the Properties and the AMI in accordance with the terms of Section 4(i). Buyer shall exercise such option by written notice given to Seller (x) in the case of a notice given pursuant to clause (i) of this Section 4(h), no later than the expiration of twelve (12) months after the First Closing Date, or (y) in the case of a notice given pursuant to clause (ii) of this Section 4(h), no later than the earlier of (x) thirty (30) days after either the commencement of Hydrocarbon production from, or the completion of plugging and abandonment and surface restoration operations in or with respect to, the second Commitment Well, or (y) the expiration of twelve (12) months after the First Closing Date. Payment of the Contingent Payment shall be made concurrently with Buyer’s delivery of its notice under clause (1) of the first sentence of this Section 4(h). A written notice of election by Buyer to pay the Contingent Payment to Seller that is unaccompanied by such payment shall be deemed to be an election by Buyer to withdraw from, and terminate its participation in, the Properties and the AMI in accordance with the terms of Section 4(i).

(i) If Buyer elects, or is deemed to have elected, to withdraw from and terminate its participation in the Properties and the AMI pursuant to Section 4(h), Buyer shall be deemed to have forfeited its rights in and to the Properties, the Commitment Wells and the AMI and, for no additional consideration, Buyer shall re-assign and re-transfer to Seller all of the rights, titles, and interests in and to the Properties conveyed by Seller to Buyer pursuant to Section 2, the Commitment Wells, and any Mineral Interests acquired by the Parties within the AMI pursuant to Section 5, free and clear of all Liens against, and all overriding royalties, production payments, net profits interests, and other burdens upon, measured by, or payable out of production, created in each case by, through, or under Buyer. Such re-conveyance shall be pursuant to a form of assignment, reasonably acceptable to Seller and Buyer (and also executed by Seller), and shall provide for a special warranty of title by Buyer but for no other representations or warranties of any kind from Buyer, and state that such Properties and Mineral Interests are being re-assigned to Seller in their “AS IS, WHERE IS, WITH ALL FAULTS” condition. Such assignment shall also provide that Seller shall assume, agree to be bound by, and shall indemnify, defend, release, and hold Buyer and its Indemnity Group harmless from, all Claims and Liabilities that are associated with, arise out of, or relate to the ownership and operation of such Properties and Mineral Interests for the period from and after the effective date of such reassignment. Nothing contained in this Agreement shall relieve Buyer of Liability or responsibility for, and Buyer shall indemnify, defend, release, and hold Seller and its Indemnity Group harmless from and against, any of the Assumed Liabilities and Buyer’s Ownership Percentage of any other Claims or Liabilities associated with, arising out of, or relating to the ownership of such Properties or Mineral Interests, to the extent that the acts, omissions, events, or conditions giving rise to such Assumed Liabilities or other Claims or Liabilities arose, occurred, or came into existence after the Effective Time and prior to the effective date of such reassignment. Upon the execution and delivery of such reassignment by Buyer to Seller, this Agreement shall be deemed to have terminated, subject to the terms of Section 16. This Section 4(i) represents the sole and exclusive remedy of Seller with regard to any failure by Buyer to perform its obligations under this Section 4 relating to the Commitment Wells and the Contingent Payment, and Buyer shall have no other obligation or Liability with regard thereto.

(j) If Seller fails to pay in full when due any properly invoiced amount regarding the drilling, testing, completion and equipping for production or plugging and abandonment of any Commitment Well, up to the Ownership Percentage of Seller of the Aggregate CW Amount, Buyer shall provide to Seller written notice of such failure to pay. If Seller fails to make the required payment within five (5) Business Days after Seller’s receipt of such notice of non-payment from Buyer, Seller shall be deemed to have forfeited to Buyer all rights, titles, and interests of Seller in the Properties and Commitment Wells, and shall have forfeited and waived any rights to the Contingent Payment or any other rights under Section 2(b) or otherwise under this Agreement (including, without limitation, the AMI). Seller shall immediately assign (for no consideration) to Buyer all of the rights, titles, and interests of Seller in and to the Leases, the Commitment Wells, and any Mineral Interests acquired by the Parties within the AMI pursuant to Section 5, free and clear of any and all Liens against, and all overriding royalties, production payments, net profits interests, and other burdens upon, measured by, or payable out of production, created in each case by, through, or under Seller. Such assignment shall be pursuant to a form of conveyance containing a special warranty of title and that is otherwise reasonably acceptable to Seller and Buyer. Nothing contained in this Agreement shall relieve Seller of Liability or responsibility for, and Seller shall indemnify, defend, release, and hold Buyer and its Indemnity Group harmless from and against, the Retained Liabilities and Seller’s Ownership Percentage of any other Claims and Liabilities associated with, arising out of, or relating to the ownership of such Leases or Mineral Interests, to the extent that the acts, omissions, events, or conditions giving rise to such other Claims or Liabilities arose, occurred, or came into existence after the Effective Time and prior to the effective date of such assignment. Upon the execution and delivery of such assignment by Seller to Buyer, this Agreement shall be deemed to have terminated, subject to the terms of Section 16. If Seller fails to pay in full when due any properly invoiced amount relating to the drilling, testing, and completion and equipping for production or plugging and abandonment of any Commitment Well that is in excess of the their Ownership Percentages of Aggregate CW Amount and has been consented to by Seller, Buyer, as Operator under the applicable JOA, shall have the remedies set forth in Article VII.B of the JOA.

(k) If, as the result of Force Majeure, Buyer either (i) fails to commence the actual drilling of both Commitment Wells on or before the expiration of twelve (12) months after the First Closing Date, or (ii) fails to complete and equip for production one or both Commitment Wells during such twelve-month period, the deadlines for Buyer’s payment of the Contingent Fee under Section 4(g) and for Buyer’s election whether to pay the Contingent Fee under Section 4(h) shall be extended after expiration of the twelve (12) months after the First Closing Date, in each case, for a period of thirty (30) days following the resolution or removal of the Force Majeure. For purposes hereof, the term “Force Majeure” shall be defined as set forth in Article XI of the JOA.

(l) Except as otherwise provided in the last sentence of Section 4(c), nothing contained in this Agreement shall prevent or restrict either Seller or Buyer from proposing or participating in the drilling of, or other operations conducted in or with respect to, wells located on the Properties in addition to the Commitment Wells subject to the terms of the JOA; provided, however, that during the first calendar year following the First Closing Date, neither Buyer nor Seller shall propose AFEs (as contemplated under the JOA) for drilling operations (whether as part of the two Commitment Wells or one or more subsequent wells under the JOA) in excess of $100,000,000.00 (on an 8/8ths basis), in the aggregate, relative to the Properties. From and after such first calendar year after the First Closing Date, there shall be no restrictions on the wells and operations that may be proposed under the JOA.

5.	AREA OF MUTUAL INTEREST.

(a) Buyer and Seller designate the outlined areas in Madison, Grimes and Walker Counties, Texas, on the attached Exhibit C as the area of mutual interest

(“AMI”). Subject to the restrictions described in this Agreement, from and after the expiration of the Supplemental Acquisition Period and continuing thereafter until the third (3rd) anniversary of the Supplemental Closing Date (the “AMI Term”), the acquisition by Seller, any Affiliate of Seller, Buyer, or any Affiliate of Buyer of any oil, gas and mineral lease, mineral fee interest, royalty, overriding royalty, net profits interest, production payment, or other mineral interest located in, or covering lands in, the AMI (collectively, the “Mineral Interests” and, individually, a “Mineral Interest”) shall be governed by the terms and provided hereinafter in this Section 5. Prior to the expiration of the Supplemental Acquisition Period, Buyer agrees not to acquire, or to negotiate for the acquisition of, any Mineral Interests within the AMI.

(b) The AMI shall remain in force and effect for the AMI Term, unless sooner terminated by the Parties.

(c) During the AMI Term, if any Party or any Affiliate of any Party (“Acquiring Party”) contracts to acquire any Mineral Interest which affects lands and minerals lying within the AMI, the Acquiring Party shall promptly advise the other Party (“Offeree”) of such acquisition. In such event, Offeree shall have the right to acquire its Ownership Percentage of such Mineral Interest in accordance with the other provisions of this Section 5.

(d) Promptly upon contracting to acquire a Mineral Interest (but not more than ten (10) Business Days prior to the acquisition thereof), the Acquiring Party shall, in writing, advise the Offeree of such acquisition. The notice shall include a copy of all instruments of acquisition, including, by way of example but not of limitation, copies of the leases, deeds, assignments, subleases, farmouts, or other contracts or instruments affecting the Mineral Interest. The Acquiring Party shall also enclose with such notice an itemized statement of the acquisition costs related thereto (including, without limitation, the purchase price, lease bonus, engineering costs, environmental consulting costs, title examination costs, other legal costs, land services costs, due diligence costs, brokerage or finders fees, recordation costs, and any and all other direct costs and expenses incurred in connection with the evaluation and acquisition of such Mineral Interest (collectively, the “Acquisition Costs”). Offeree shall have a period of ten (10) days after receipt of the notice within which to furnish to the Acquiring Party written notice of its election whether to acquire its Ownership Percentage of the offered Mineral Interest on the same terms and conditions on which the Acquiring Party is acquiring them (except as expressly set forth otherwise herein). If, however, a well in search of oil or gas is being drilled within the AMI or at a location outside the AMI, the result of which could be expected to materially affect the value of the offered Mineral Interest, Offeree shall have a period of twenty-four (24) hours (exclusive of Saturday, Sunday and legal holidays) after receipt of the notice within which to elect to acquire its Ownership Percentage of the Mineral Interest so offered; provided that such twenty-four (24) hour (exclusive of Saturday, Sunday and legal holidays) election period shall not apply unless the Acquiring Party gives the notice to the Offeree within twenty-four (24) hours (exclusive of Saturday, Sunday and legal holidays) after the date on which the Acquiring Party executed the contract to acquire the Mineral Interest so offered. In addition thereto, the Acquiring Party shall also:

(i)	furnish the Offeree with the approximate location of the well then being drilled and the name of the operator and drilling contractor for the well, and

(ii)	specifically advise the Offeree that the Offeree shall have a period of twenty-four (24) hours (exclusive of Saturday, Sunday and legal holidays) within which to elect to acquire its Ownership Percentage of the offered Mineral Interest.

The information in clauses (i) and (ii) above shall be in addition to the information and copies of instruments provided for in connection with the usual notices of acquisition of a Mineral Interest given under this Section 5(d).

(e) If the Acquiring Party shall not have received actual written notice of the election of the Offeree to acquire its Ownership Percentage of the offered Mineral Interest within the applicable ten (10) day or twenty-four (24) hour (exclusive of Saturday, Sunday and legal holidays) period, as the case may be, such failure shall constitute an election by Offeree not to acquire its Ownership Percentage of the offered Mineral Interest. Offeree, if accepting the offered Mineral Interest, shall be entitled to participate to the extent of its Ownership Percentage in such Mineral Interest acquired by the Acquiring Party. If Offeree elects to participate in the offered Mineral Interest, then promptly after the expiration of the election period, the Acquiring Party shall invoice Offeree for its Ownership Percentage of the Acquisition Costs and, if Seller is the Acquiring Party, an additional fee of equal to the product of $100.00 per Net Mineral Acre, by (ii) the actual number of Net Mineral Acres attributable to the portion of the Mineral Interest actually conveyed and delivered to Buyer in connection therewith (the “Seller Acquisition Fee”). Offeree shall immediately reimburse the Acquiring Party for (i) its Ownership Percentage of the Acquisition Costs, as reflected by the invoice, and (ii) if Seller is the Acquiring Party, the full amount of the Seller Acquisition Fee. Upon receipt of such reimbursement, the Acquiring Party shall execute and deliver to Offeree an assignment in form and substance acceptable to both Parties of Offeree’s Ownership Percentage of the Mineral Interest acquired by the Acquiring Party, and Offeree shall execute such other instruments and agreements reflecting its agreement to assume and be bound by the terms of acquisition relating thereto.

(f) No Mineral Interest acquired by either Seller or Buyer within the AMI shall entitle the Acquiring Party to receive less than an undivided 75% Net Revenue Interest in Hydrocarbon production from such Mineral Interest. If Seller is the Acquiring Party, and the relevant Mineral Interest entitles the Acquiring Party to greater than an undivided 75% Net Revenue Interest, Seller shall be entitled to reserve from its assignment to Buyer a sliding scale overriding royalty interest in such Mineral Interest, proportionately reduced by the mineral fee interest covered by such Mineral Interest (and further proportionately reduced to the extent that Seller owns or acquires less than an undivided 100% of 8/8ths Working Interest in such Mineral Interest), based on the Net Revenue Interest in such Mineral Interest actually received or acquired by Seller, insofar and only insofar as the overriding royalty interest reserved by Seller does not (and would not) cause the Net Revenue Interest actually delivered to Buyer to be less than 75% in any Mineral Interest (“Seller Overriding Royalty Interest”). If the Net Revenue Interest in such Mineral Interest is the percentage set forth below, the corresponding Seller Overriding Royalty Interest shall be the percentage set forth beside such indicated Net Revenue Interest:

Net Revenue Interest	Seller Overriding Royalty Interest
78% and greater	3% of 8/8ths
77%	2% of 8/8ths
76%	1% of 8/8ths
75% or lower	0%

In addition, the Seller Overriding Royalty Interest shall, among other things: (a) expressly allow Buyer (and its successors and assigns) to pool its interests in the applicable Mineral Interest; (b) be calculated in a manner consistent with the calculation of the applicable lessor’s royalty under the applicable oil and gas lease; (c) apply to any renewal or extensions of any oil and gas lease included in the relevant Mineral Interest that is acquired prior to, or within one (1) year after, the expiration or termination of the underlying oil and gas lease; (d) provide that Seller shall have no right to take in kind any production attributable to the Seller Overriding Royalty; (e) be proportionately reduced, to the extent that Seller owned less than an undivided 100% of the Working Interest in the Lease, and to the extent the Lease covered less than an undivided 100% of the mineral fee estate, and (f) otherwise be in substantially the form of the reservation of overriding royalty interest provisions set forth on Exhibit D attached hereto. If Buyer (or its Affiliate) is the Acquiring Party, Seller shall not be entitled to any overriding royalty interest in any such Mineral Interests acquired.

(g) If the Acquiring Party does not receive the amount due from Offeree within ten (10) days after the receipt by Offeree of the invoice for costs provided for in Section 5(e), the Acquiring Party may, at its election, give written notice to such delinquent Offeree that the failure of the Acquiring Party to receive the amount due within forty-eight (48) hours (exclusive of Saturday, Sunday and legal holidays) after receipt of such notice by the delinquent Offeree shall constitute a withdrawal by the delinquent Offeree of its former election to acquire its Ownership Percentage of the offered Mineral Interest, and such Offeree shall no longer have the right to acquire an interest in the offered Mineral Interest. Unless the delinquent Offeree pays the amount due within such forty-eight (48) hour period, the delinquent Offeree shall have no right to acquire its Ownership Percentage of the offered Mineral Interest.

(h) Any assignment made by the Acquiring Party shall be made free and clear of any liens, burdens or encumbrances placed thereon by the Acquiring Party (except for Seller’s Overriding Royalty, if applicable) but otherwise shall be made without warranty of title, either express or implied. The assignment shall be made and accepted subject to, and each assignee shall expressly assume its portion of, all of the obligations of the Acquiring Party.

(i) If a Mineral Interest covers lands both within and outside the AMI, the Acquiring Party may, at its option, offer either the entire Mineral Interest, or only the portion of the Mineral Interest covering lands within the AMI. If less than the entirety is offered, the Acquiring Party’s costs applicable to the offered portion of the Mineral Interest shall be that proportion of the total costs which the portion of the Mineral Interest offered bears to the total Mineral Interest acquired. If the entirety of the Mineral Interest is offered and each Party acquires its Ownership Percentage thereof, the lands lying outside the AMI shall become a part of the Mineral Interests subject hereto, but the AMI shall not thereby be enlarged. If Offeree elects, or is deemed to have elected, not to acquire its Ownership Percentage of an offered Mineral Interest pursuant to this Section 5, the Acquiring Party may nevertheless proceed with such acquisition, and such Mineral Interest shall not become subject to this Agreement.

6.	SELLER’S REPRESENTATIONS AND WARRANTIES. Seller represents and warrants to Buyer as of the Execution Date, and again as of the First Closing Date and the Supplemental Closing Date (any representation or warranty made in this Section 6 with respect to the Properties shall: (i) if made as of the Execution Date, refer to the Initial Properties as described in Section 1; (ii) if made as of the First Closing Date, refer to the Initial Properties, including any Supplemental Properties added thereto pursuant to Section 2(a); and (iii) if made as of the Supplemental Closing Date, refer to the Supplemental Properties), as follows:

(a) Seller (i) has been duly formed and is validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business, and is in good standing as a foreign entity, in the State of Texas, (ii) is authorized to enter into this Agreement and consummate the transactions contemplated hereby, and (iii) has all requisite power and authority to own and operate its property (including the Properties).

(b) Neither the execution and delivery of this Agreement nor the consummation or performance of the transactions contemplated hereby will (i) result in any default under any agreement or instrument to which Seller is a party or by which any of the Properties is bound, (ii) violate any provision of Seller’s organizational or governing documents, (iii) violate any order, writ, injunction, permit, decree or Law applicable to Seller or to any of the Properties, or (iv) require any filing, consent or approval under any Law (except for approvals required to be obtained from Governmental Authorities who are lessors under the Leases or who administer such Leases on behalf of such lessors) that are customarily obtained post-closing.

(c) This Agreement constitutes (and the other instruments delivered pursuant hereto, when executed and delivered, will constitute) the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as limited by bankruptcy or other Laws applicable generally to creditor’s rights and as limited by general equitable principles.

(d) There are no pending suits, actions, or other proceedings to which Seller is a party, and, to Seller’s Knowledge, none have been threatened, relating to any of the Properties, including, without limitation, any actions challenging or pertaining to Seller’s title to any of the Properties or seeking to affect, impair, or prevent the execution and delivery by Seller of this Agreement or the consummation by Seller of the transactions contemplated hereby.

(e) None of the Properties (i) is subject to the terms of any preferential right for a third Person to purchase such Property, a right of first refusal, or (except for the AMI) any area of mutual interest agreement or (ii) requires the consent of any third Person to the valid assignment of such Property to Buyer. In addition, (x) the Properties do not include any contracts, agreements or commitments (other than the Initial Leases, and, as applicable, the Supplemental Leases); (y) none of the Properties (or any portion thereof) has been pooled, unitized or communitized; (z) other than any easements or rights-of-way contained in the Initial Leases or the Supplemental Leases, as well as any easements or rights-of-way implied under the Initial Leases, Supplemental Leases, or applicable Laws, the Properties do not include any other, separate easements or rights-of-way.

(f) Seller has not engaged any financial advisor, broker, agent, or finder, or incurred any Liability, contingent or otherwise, in favor of any other such Person relating to the transactions contemplated by this Agreement for which Seller will have any responsibility, obligation, or Liability of any kind or, as the result of which, Seller (or Buyer as transferee) would be obligated to further transfer any interest in the Properties to such individual or entity.

(g) Seller has not (nor, to Seller’s Knowledge, except as set forth on Schedule 6(g), has any of Seller’s predecessors in interest) conducted oil and gas exploration, development, or production operations on the Leases, or any lands pooled or unitized therewith.

(h) Seller has provided Buyer with true, correct and complete copies (with all amendments) of all of the Leases, all of which are valid and binding and in full force and effect, and no default or breach has occurred or is continuing.

(i) Except for items for which an adjustment to the Purchase Price is made pursuant to Section 17, (i) the expiration date for each Lease is set forth on Exhibit A (as the same may be amended in connection with the Supplemental Closing), together with any extension rights and extension costs; (ii) all Leases are “paid-up” and require no further obligation payments (including lease bonuses, delay rentals and deferred payments of any kind) throughout the remainder of the respective terms of the Leases, except that the primary terms of certain Leases may be extended with an additional payment; and (iii) all Leases expressly permit pooling, including, without limitation, with regard to planned horizontal wells thereon.

(j) There are no outstanding authorities for expenditure or other commitments to make capital expenditures relating to any portion of the Leases that will be binding on Buyer after the applicable Closing Date.

(k) There is no equipment and no contracts or agreements that are material to the Leases or operations related thereto.

(l) None of the Leases contains any express provision obligating Seller to drill any wells, or contains provisions or conditions (such as continuous drilling clauses) which, if not satisfied, could result in a forfeiture or loss by Seller of all or any part of any Lease.

(m) Seller is (individually and with regard to its ownership of the Leases), and to Seller’s Knowledge, the Leases are, in compliance with all applicable Laws.

(n) No Property-Related Taxes have been imposed upon or assessed with respect to the Leases, or the ownership thereof, or the production of Hydrocarbons therefrom or otherwise become due and payable by Seller. No tax returns or tax filings have been, or are currently, due from Seller to any Governmental Authority. None of the Leases is held in or subject to an arrangement or agreement that results in any of the Properties being treated as held in or subject to a partnership (or otherwise treated as an interest in any entity) for federal, state, or local income tax purposes.

(o) Except as set forth on Schedule 6(o), none of the Leases is subject to a Lien or other Claim or encumbrance, including, without limitation, any net profits interest, call on production, or obligation to deliver any production from the Leases after the applicable Effective Time without the right to be immediately paid for the same.

(p) To Seller’s Knowledge: (i) there are no currently active wells located on the Leases; and (ii) all inactive wells located on the Leases have been properly plugged and abandoned in accordance with all applicable Laws.

(q) Seller has not elected not to participate in any operation or activity proposed with respect to any of the Leases that could result in any of Buyer’s interest in any portion of the Properties becoming subject to relinquishment, reassignment, penalty or forfeiture as a result of such election not to participate in such operation or activity.

(r) Neither Seller, nor any Affiliate, has received, reserved or otherwise obtained any royalty, overriding royalty, net profits interest, production payment, or other burden or encumbrance on any of the Properties that would survive Closing or otherwise burden any interest in the Properties being conveyed to Buyer at Closing, insofar as the result thereof would cause the actual Net Revenue Interest in any Properties to be conveyed to Buyer hereunder (calculated based on a 100% Working Interest) to fall below 75%.

7.	BUYER’S REPRESENTATIONS AND WARRANTIES. Buyer represents and warrants to Seller as of the Execution Date, and again as of the First Closing Date and the Supplemental Closing Date, as follows:

(a) Buyer (i) has been duly formed and is validly existing and in good standing under the laws of the State of Delaware and is duly qualified or licensed to do business and is in good standing as a foreign entity in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualification necessary, (ii) is authorized to enter into this Agreement and consummate the transactions contemplated hereby, and (iii) has all requisite power and authority to own and operate its property.

(b) Neither the execution and delivery of this Agreement nor the consummation or performance of the transactions contemplated hereby will (i) result in any default under any agreement or instrument to which Buyer is a party, (ii) violate any provision of Buyer’s organizational or governing documents, (iii) violate any order, writ, injunction, permit, decree, or Law applicable to Buyer, or (iv) require any filing, consent or approval under any Law (except for approvals required to be obtained from Governmental Authorities who are lessors under the Leases, or who administer the Leases on behalf of such lessors, that are customarily obtained post-closing).

(c) This Agreement constitutes (and the other instruments delivered pursuant hereto, when executed and delivered, will constitute) the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as limited by bankruptcy or other Laws applicable generally to creditor’s rights and as limited by general equitable principles.

(d) There are no pending suits, actions, or other proceedings to which Buyer is a party, and, to Buyer’s Knowledge, none have been threatened, relating to or seeking to affect, impair, or prevent Buyer’s execution and delivery of this Agreement or the consummation by Buyer of the transactions contemplated hereby.

(e) Buyer has not engaged any financial advisor, broker, agent, or finder, or incurred any Liability, contingent or otherwise, in favor of any other such Person relating to the transactions contemplated by this Agreement for which Seller will have any responsibility, obligation, or Liability of any kind.

(f) There are no bankruptcy, insolvency, reorganization, or arrangement proceedings pending, being contemplated by, or, to Buyer’s Knowledge, threatened against Buyer or any Affiliate that controls Buyer.

(g) Buyer is acquiring the Properties for its own account, for investment, and not with a view to, or for offer or resale in connection with, a distribution thereof (including, without limitation, the transfer of fractional undivided interests therein) within the meaning of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or a distribution thereof in violation of any applicable securities Law.

(h) Buyer has, or has unconditionally arranged for, the funds necessary to purchase the Properties from Seller and will cause the timely availability of such funds for the purposes of consummating the purchase of the Properties in accordance with the terms of this Agreement.

8.	SURVIVAL. The representations and warranties in Sections 6(a) through 6(c) and 6(f), and Sections 7(a) through 7(c) and 7(e) shall survive each Closing indefinitely. The representation and warranty in Section 6(n) shall survive each Closing for a period ending sixty (60) days after the applicable statute of limitations. All other representations and warranties in Sections 6 and 7 shall survive each Closing for a period ending on the second anniversary of the Supplemental Closing Date.

9.	ASSUMPTION OF LIABILITIES. Subject to the terms of this Agreement, as of the First Closing Date with respect to the Initial Properties actually conveyed to Buyer at the First Closing and the Supplemental Closing Date with respect to the Supplemental Properties actually conveyed to Buyer at the Supplemental Closing, Buyer shall assume and agree to pay, perform, and discharge its Ownership Percentage of the following duties, obligations, and Liabilities (collectively, the “Assumed Liabilities”):

(a) the performance of the terms, conditions, and covenants of, and the discharge of the duties, obligations, and Liabilities of the lessee (including obligations or Liabilities for the payment of bonus, royalties, lease maintenance payments, and other sums of money) arising under the terms of, the Leases for the period from and after the applicable Effective Time;

(b) ALL CLAIMS AND LIABILITIES ARISING OUT OF, RESULTING FROM, OR RELATING IN ANY WAY TO THE ENVIRONMENTAL CONDITION OF THE LEASES, OR ANY PORTION THEREOF, REGARDLESS OF WHETHER SUCH ENVIRONMENTAL CONDITION IS KNOWN, ANTICIPATED, OR SUSPECTED AS OF THE APPLICABLE CLOSING DATE, OR RESULTS, IN WHOLE OR IN PART, FROM THE NEGLIGENCE OR STRICT LIABILITY (BUT NOT THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF SELLER OR ITS AFFILIATES, EMPLOYEES, AGENTS, OR REPRESENTATIVES, AND REGARDLESS OF WHETHER SUCH CLAIM OR LIABILITY, OR THE ACTS, OMISSIONS, EVENTS, OR CONDITIONS GIVING RISE THERETO, AROSE, OCCURRED, OR EXISTED BEFORE OR AT, OR AFTER THE APPLICABLE EFFECTIVE TIME; AND

(c) all Claims and Liabilities relating to the payment of taxes (including interest, penalties, and additions to tax) for which Buyer has agreed to be responsible hereunder.

10.	SELLER RETAINED LIABILITIES. Subject to the terms of this Agreement, as between Seller and Buyer, after the First Closing with respect to the Initial Properties and the Supplemental Closing with respect to the Supplemental Properties, Seller shall retain and agree to pay, perform, and discharge the following duties, obligations, and Liabilities (collectively, the “Retained Liabilities”):

(a) the performance of the terms, conditions, and covenants of, and the discharge of Seller’s share of the duties, obligations, and Liabilities of the lessee (including obligations or Liabilities for the payment of bonus, royalties, lease maintenance payments, and other sums of money) arising under the terms of Leases for the period prior to the applicable Effective Time;

(b) SELLER’S OWNERSHIP PERCENTAGE OF ALL CLAIMS AND LIABILITIES ARISING OUT OF, RESULTING FROM, OR RELATING IN ANY WAY TO THE ENVIRONMENTAL CONDITION OF THE ASSETS, OR ANY PORTION THEREOF, REGARDLESS OF WHETHER SUCH ENVIRONMENTAL CONDITION RESULTS, IN WHOLE OR IN PART, FROM THE NEGLIGENCE OR STRICT LIABILITY (BUT NOT THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF BUYER OR ITS AFFILIATES, EMPLOYEES, AGENTS, OR REPRESENTATIVES, AND REGARDLESS OF WHETHER SUCH CLAIM OR LIABILITY, OR THE ACTS, OMISSIONS, EVENTS, OR CONDITIONS GIVING RISE THERETO, AROSE, OCCURRED, OR EXISTED BEFORE, AT, OR AFTER THE APPLICABLE EFFECTIVE TIME;

(c) all Claims and Liabilities relating to the payment of taxes (including interest, penalties, and additions to tax) for which Seller has agreed to be responsible hereunder.

11.	INDEMNIFICATION.

(a) Except as otherwise provided in this Section 11, the indemnities provided by each Party to the other under this Section 11 shall constitute the sole and exclusive remedies for such Party after the applicable Closing Date with respect to (a) the inaccuracy or breach of any representation or warranty made by the other Party hereunder as of such Closing Date and (b) a breach or default in the performance by such other Party of any covenant or agreement of such other Party contained in this Agreement as of such Closing Date. Except for the remedy of enforcement of the indemnities provided in this Section 11, and except with regard to rights under Section 24, each Party hereby waives any Claim or remedy arising under common law, any statute, or otherwise against the other Party arising from or out of the inaccuracy or breach of any representation or warranty made by the other Party hereunder, or the breach or default in the performance by such other Party of any covenant or agreement of such other Party contained in this Agreement, in either case that arose or occurred prior to the applicable Closing Date.

(b) Upon Closing, regardless of any investigation made at any time by or on behalf of any Party or any information any Party may have, and regardless of the presence or absence of insurance, Buyer shall INDEMNIFY, DEFEND AND HOLD HARMLESS Seller and its Indemnity Group from and against any and all Claims and Liabilities caused by, arising out of, resulting from, or relating in any way to, and to pay to Seller any sum that Seller pays, or becomes obligated to pay, on account of: (a) any breach or default in the performance by Buyer of any covenant or agreement of Buyer contained in this Agreement or any other document executed in connection herewith; (b) any breach of a warranty or an inaccurate or erroneous representation made by Buyer in this Agreement; and (c) all Assumed Liabilities, REGARDLESS OF WHETHER ANY OF THE ABOVE ARE ATTRIBUTABLE TO OR RESULTS, IN WHOLE OR IN PART, FROM THE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR RESPONSIBILITY OF BUYER, SELLER OR ANY OTHER PERSON (BUT NOT THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SELLER).

(c) Upon Closing, regardless of any investigation made at any time by or on behalf of any Party or any information any Party may have, and regardless of the presence or absence of insurance, Seller shall INDEMNIFY, DEFEND AND HOLD HARMLESS Buyer and its Indemnity Group and against any and all Claims and Liabilities caused by, arising out of, resulting from, or relating in any way to, and to pay Buyer any sum that Buyer pays or becomes obligated to pay, on account of: (a) any breach or default in the performance by Seller of any covenant or agreement of Seller contained in this Agreement or any other document executed in connection herewith; (b) any breach of a warranty or an inaccurate or erroneous representation made by Seller in this Agreement; and (c) all Retained Liabilities, REGARDLESS OF WHETHER ANY OF THE ABOVE ARE ATTRIBUTABLE TO OR RESULTS, IN WHOLE OR IN PART, FROM THE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR RESPONSIBILITY OF BUYER, SELLER OR ANY OTHER PERSON (BUT NOT THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF BUYER).

(d) Except as provided hereinafter, after the Closing Date, neither Buyer nor Seller shall be entitled to assert a Claim for indemnification against the other Party as the result of the inaccuracy or breach of any representation or warranty (other Seller’s representations and warranties in Sections 6(a) through 6(c) and 6(f) and Buyer’s representations and warranties under Sections 7(a) through 7(c), all of which shall survive indefinitely), unless the Party seeking indemnification gives written notice of the alleged breach or inaccuracy to the Party from whom indemnification is sought no later than the expiration of twenty-four (24) months after the Supplemental Closing Date; provided, however, that in the case of an alleged breach or default by Seller under Section 6(n) (which relates to taxes), and with regard to an alleged breach or failure to perform any covenant of or made by a Party hereunder, such notice from the other Party seeking indemnification must be given no later than sixty (60) days after the expiration of the statute of limitations applicable to the relevant Claim.

(e) Upon the discovery by a Party entitled to indemnification under any provision of this Agreement (the “Indemnified Party”) of facts believed to entitle such Party to indemnification hereunder, including the receipt by any such Party of notice of a Claim from any third Person, the Indemnified Party shall give reasonably prompt written notice of any such Claim to the Party from whom indemnity is sought hereunder (the “Indemnified Party”). Each such notice shall set forth the facts known to the Indemnified Party pertaining to the relevant Claim and shall specify the manner in which the Indemnified Party proposes to respond to such Claim. Within ten (10) days after the receipt by the Indemnifying Party of such notice, the Indemnifying Party shall state in writing to the Indemnified Party: (i) whether the Indemnified Party may proceed to respond to the Claim in the manner set forth in its notice, or (ii) whether the Indemnifying Party shall assume responsibility for and conduct the negotiation, defense, or settlement of the Claim, and if so, the specific manner in which the Indemnifying Party proposes to proceed. If the Indemnifying Party assumes control of the Claim, the Indemnified Party shall at all times have the right to participate in the defense thereof and to be represented, at its sole expense, by counsel selected by it. No such Claim shall be compromised or settled by either the Indemnifying Party or the Indemnified Party, as applicable, in any manner that admits liability on the part of the other Party or that might otherwise adversely affect the interest of such other Party without the prior written consent of such other Party, which consent will not be unreasonably withheld or delayed. As a condition precedent to indemnification under this Agreement, the Indemnified Party shall assign to the Indemnifying Party, and the Indemnifying Party shall become subrogated to, all rights and Claims, up to the amount of indemnification, of the Indemnified Party against third Persons arising out of or pertaining to the matters for which the Indemnifying Party shall provide indemnification. The amount of the Indemnified Party’s claim for indemnification shall be reduced by the amount of any insurance reimbursement paid to the Indemnified Party pertaining to the Claim.

(f) Subject to any limitations on the total amount of indemnification for which either Party is liable hereunder for any breach or non-performance by any Party of any representation, warranty, covenant, or agreement contained in this Agreement, the liability of the obligor shall be limited to direct actual damages only, except to the extent that the obligee is entitled to specific performance or injunctive relief. AS BETWEEN THE PARTIES, NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NEITHER SELLER NOR BUYER SHALL BE LIABLE TO THE OTHER PARTY AS THE RESULT OF A BREACH OR A VIOLATION OF ANY REPRESENTATION, WARRANTY, COVENANT, AGREEMENT, OR CONDITION CONTAINED IN THIS AGREEMENT FOR SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY, OR INDIRECT DAMAGES, LOST PROFITS, OR OTHER BUSINESS INTERRUPTION DAMAGES, IN TORT, IN CONTRACT, UNDER ANY INDEMNITY PROVISION, OR OTHERWISE, OTHER THAN IN CONNECTION WITH A BREACH OF THE AMI OBLIGATIONS UNDER SECTION 5 OR IN CONNECTION WITH A BREACH OF THE CONFIDENTIALITY OBLIGATIONS UNDER SECTION 22. WITH RESPECT TO CLAIMS BY THIRD PERSONS, THE INDEMNIFIED PARTY MAY RECOVER FROM THE INDEMNIFYING PARTY ALL COSTS, EXPENSES, OR DAMAGES, INCLUDING, WITHOUT LIMITATION, SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY, OR INDIRECT DAMAGES, LOST PROFITS, OR OTHER BUSINESS INTERRUPTION DAMAGES, OTHER THAN AND IN ADDITION TO ACTUAL DIRECT DAMAGES PAID OR OWED TO ANY SUCH THIRD PERSON IN SETTLEMENT OR SATISFACTION OF CLAIMS AS TO WHICH THE INDEMNIFIED PARTY IS ENTITLED TO INDEMNIFICATION HEREUNDER.

12.

COVENANTS PRIOR TO CLOSING. From and after the Execution Date until the First Closing (or, as the case may be, with regard to the Supplemental Properties, until the Supplemental Closing Date), Seller will (i) maintain or cause to be maintained the Properties in a good and workmanlike manner consistent with past practice, (ii) not transfer, sell, mortgage, pledge, encumber (including, without limitation, entering into any contract regarding) or dispose of (or permit any Affiliate to do any of the foregoing) any portion of the Properties, (iii) pay, when due, all taxes, expenses, and other obligations relating to the Properties, (iv) not commit to make any new capital expenditure regarding the Properties, (v) not amend, modify or terminate any contract constituting part of the Properties, and (vi) provide Buyer with copies of any and all correspondence received from a Governmental Authority with respect to the Properties within five (5) days after receipt thereof. In addition, it is acknowledged that some of the Leases described on Exhibit A have not yet been filed of record, but prior to the Initial Closing, Seller shall (x) file the unrecorded Leases in the official public records of the County where the lands covered by such Lease are located, and (y) supplement Exhibit A to include the recording information for such Leases (the “Recording Information Supplement”).

13.	CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE. Buyer’s obligation to purchase the Properties at the applicable Closing and to take the other actions required to be taken by Buyer at the Closing shall be subject to the satisfaction of the following conditions on or prior to the applicable Closing Date (any of which may be waived in writing by Buyer): (a) all of Seller’s representations and warranties contained herein shall be true and correct as of the applicable Closing Date; (b) Seller shall have performed and satisfied all of its covenants set forth herein that were required to have been performed or satisfied at or prior to the applicable Closing Date; (c) no suit, action, or other proceeding instituted by a third Person against Seller shall be pending before any Governmental Authority or arbitrator seeking to restrain, prohibit, enjoin, or declare illegal, or seeking substantial damages in connection with, the transactions contemplated by this Agreement; (d) no order shall have been entered by any court or other Governmental Authority against Seller that restrains or prohibits the transactions contemplated by this Agreement; (e) all consents and approvals (if any) required to be obtained by Seller from Governmental Authorities or from third Persons for the consummation of the transactions contemplated by this Agreement shall have been granted (except for consents and approvals of Governmental Authorities customarily obtained subsequent to transfer of title); (f) any Liens burdening any of the Properties shall have been fully released at or prior to the applicable Closing Date; (g) Petro Capital shall have: (i) executed and delivered, in form and substance satisfactory to Buyer, one or more conveyances, assigning all of its Working Interests in the Initial Leases to Seller, in exchange for the Converted PC ORRI, and such Converted PC ORRI shall not cause Seller’s Net Revenue Interest in any of the Initial Leases to fall below 75%; (h) Seller shall have provided to Buyer the Recording Information Supplement, providing the correct recording information for all Leases on Exhibit A for which no recording information is currently provided, and (i) adjustments to the Purchase Price contemplated in Sections 19 (including, without limitation, those adjustments resulting from holding some Properties back under Section 19(a)(ii), but exclusive of the amounts required to discharge the Liens encumbering the Properties granted by Seller to Petro Capital XXV, LLC, as to which Liens Seller delivers to Buyer releases in accordance with Section 15(h) at the relevant Closing) and 20 shall not equal or exceed, in the aggregate, $3,000,000.

14.

CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE. Seller’s obligation to sell the Properties at the applicable Closing and to take the other actions required to be taken by Seller at the applicable Closing shall be subject to the satisfaction of the following conditions on or prior to the applicable Closing Date (any of which may be waived in writing by Seller): (a) all of Buyer’s representations and warranties contained herein shall be true and correct as of the applicable Closing Date; (b) Buyer shall have performed and satisfied all of its covenants set forth herein that were required to have been performed or satisfied at or prior to applicable Closing Date; (c) no suit, action, or other proceeding instituted by a third Person against Buyer shall be pending before any Governmental Authority or arbitrator seeking to restrain, prohibit, enjoin, or declare illegal, or seeking substantial damages in connection with, the transactions contemplated by this Agreement; (d) no order shall have been entered by any court or Governmental Authority against Buyer that restrains or prohibits the transactions contemplated by this Agreement; (e) all consents and approvals (if any) required to be obtained by Buyer from Governmental Authorities or from third Persons for the consummation of the transactions contemplated by this Agreement shall have been granted (except for consents and approvals of Governmental Authorities customarily obtained subsequent to transfer of title); and (f) adjustments to the Purchase Price contemplated in Sections 19 (including, without limitation, those adjustments resulting from holding some Properties back under Section 19(a)(ii), but exclusive of the amounts required to discharge the Liens encumbering the Properties granted by Seller to Petro Capital XXV, LLC, as to which Liens Seller delivers to Buyer releases in accordance with Section 15(h) at the relevant Closing) and 20 shall not equal or exceed, in the aggregate, $3,000,000.

15.

CLOSINGS. Subject to the terms and conditions of this Agreement, the closing of the sale by Seller and the purchase by Buyer of the Initial Properties pursuant to this Agreement (the “First Closing”) shall occur on April 17, 2012, or such other date as Buyer and Seller may agree upon in writing (the “First Closing Date”), at the offices of Seller. The Supplemental Closing shall occur on the Supplemental Closing Date as provided in Section 2(b), also at the offices of Seller. For purposes of this Agreement, each of the First Closing and the Supplemental Closing may be referred to, individually, as a “Closing” and, collectively, as the “Closings”; and the First Closing Date and the Supplemental Closing Date may be referred to, individually, as a “Closing Date” and, collectively, as the “Closing Dates”. At each Closing: (a) Buyer shall pay the applicable Purchase Price to Seller by wire transfer of immediately available U.S. funds to an account designated by Seller in writing; (b) Seller shall properly execute, acknowledge, deliver, and convey the applicable Properties to Buyer by an Assignment, Bill of Sale, and Conveyance substantially in the form attached hereto as Exhibit B, in recordable form, for each county in which the lands covered by the applicable Properties are located (the “Assignment”); (c) Seller shall provide to Buyer copies of any and all consents and approvals that are required for the consummation of the transactions contemplated by this Agreement; (d) Seller shall provide to Buyer a certificate, in form and substance acceptable to Buyer, dated as of the applicable Closing Date, certifying that the conditions set forth in Sections 13(a) and 13(b) have been fully satisfied and fulfilled; (e) Buyer shall provide to Seller a certificate, in form and substance acceptable to Seller, dated as of the applicable Closing Date, certifying that the conditions set forth in Sections 14(a) and 14(b) have been fully satisfied and fulfilled; (f) Buyer and Seller shall execute appropriate federal and state assignment forms as may be required to effectuate the conveyance of the relevant Properties; (g) Seller shall properly execute and deliver to Buyer a certificate that satisfies the requirements of Treas. Reg. § 1.1445-2(b)(2), certifying that Seller is not a “foreign” Person for federal income tax purposes; (h) Seller shall deliver to Buyer releases of the Liens granted by Seller to Petro Capital XXV, LLC, encumbering the Properties being conveyed to Buyer at the relevant Closing, and such releases shall be in form and substance that are reasonably satisfactory to Buyer; and (i) Seller and Buyer shall execute and deliver one or more JOAs, covering the relevant Properties. In addition, at the Supplemental Closing, Seller and Buyer shall execute and deliver an amendment to Exhibit A to this Agreement that adds the descriptions of the Supplemental Leases comprising the Supplemental Properties and lists the Working Interests and Net Revenue Interests of Seller therein, the Net Mineral Acres covered thereby, and the expiration dates thereof.

16.	TERMINATION.

(a) This Agreement may be terminated by written notice at any time prior to the First Closing: (a) by mutual written consent of Buyer and Seller; (b) by the Party not in material breach or material default of its obligations under this Agreement if, prior to the First Closing Date, the other Party is in material breach or material default of its obligations under this Agreement; (c) by Buyer, at Buyer’s option, if (i) the First Closing does not occur because any of the conditions contained in Section 13 is not fulfilled by Seller or waived by Buyer on or before the First Closing Date, and (ii) all of the conditions set forth in Section 14 have been fulfilled by Buyer on or before the First Closing Date; (d) by Seller, at Seller’s option, if (i) the First Closing does not occur because any of the conditions contained in Section 14 is not fulfilled by Buyer or waived by Seller on or before the First Closing Date, and (ii) all of conditions set forth Section 13 have been fulfilled by Seller on or before the First Closing Date; (e) by Buyer if the First Closing has not occurred by June 1, 2012. In addition, this Agreement shall be deemed to have terminated upon the occurrence of the circumstances described in Section 4(i).

(b) If this Agreement is terminated as provided in this Section 16 prior to the First Closing, all further obligations of the Parties under this Agreement, including all obligations relating to the AMI, shall terminate; provided, however, that: (i) neither Party shall be relieved of any unfulfilled obligation or Liability of such Party under this Agreement that accrued prior to such termination (including any undischarged obligation to pay money) or the consequences of any inaccuracy in or breach by such Party of a representation, warranty, or covenant in this Agreement occurring prior to such termination; and (ii) the Parties shall, in any event, remain bound by and continue to be subject to this Section 16, Section 4(i), Section 18, Section 21, Section 30, and, if termination of this Agreement occurs by operation of Section 4(i), then also Section 9, Section 10, and Section 11, all of which provisions will survive the termination of this Agreement.

(c) If the First Closing occurs, but the Supplemental Closing has not occurred as of the ninetieth (90th) day after the expiration of the Supplemental Acquisition Period: (i) this Agreement (including the provisions relating to the AMI) shall remain in full force and effect and shall not be terminated; (ii) subject to the last sentence of this Section 16(c), the Supplemental Properties intended to be conveyed to Buyer at the Supplemental Closing shall cease to be subject to the terms of this Agreement; (iii) subject to the last sentence of this Section, Seller shall be entitled to own and hold the oil and gas leases comprising such Supplemental Properties for its own account and at its sole cost and expense, free and clear of the terms of this Agreement, including those relating to the AMI; and (iv) neither Party shall be relieved of any unfulfilled obligation or Liability of such Party under this Agreement with respect to the Supplemental Properties or the Supplemental Closing that accrued prior to the Supplemental Closing Date specified in Section 2(b) (including any undischarged obligation to pay money) or the consequences of any inaccuracy in or breach by such Party of a representation, warranty, or covenant in this Agreement relating to the Supplemental Properties or the Supplemental Closing occurring prior to such specified Supplemental Closing Date. Notwithstanding the above, in lieu of terminating with regard to such Supplemental Properties and Supplemental Properties (as described in subparts (ii) and (iii) above), Buyer may seek specific performance of the terms of this Agreement (and it is recognized that Buyer would be irreparably harmed by a breach of this Agreement by Seller or the failure of Seller to satisfy such conditions, and, therefore, Buyer shall have the right to, and may, seek injunctive relief, to prevent breaches of the provisions of this Agreement, and shall be entitled to enforce specifically the provisions of this Agreement, in any court of the United States or any state thereof having jurisdiction, in addition to any other remedy to which the parties may be entitled under this Agreement or at law or in equity))

(d) Notwithstanding the above, a Party who is not in breach of its obligations under this Agreement shall have the right, in lieu of terminating this Agreement to specifically enforce the provisions of this Agreement (in such case, the “Enforcing Party”), if, and only to the extent, the following conditions are satisfied: If, (i) (A) as of June 1, 2012, the First Closing has not occurred, or (B), as of the Supplemental Closing Date specified in Section 2(b), the Supplemental Closing has not occurred, but (ii) as of the relevant date, all of the conditions precedent to the obligation of the other Party to close the transactions contemplated herein have been satisfied and fulfilled, and (iii) as of the relevant date, such other Party, nevertheless, refuses to close as required under this Agreement, then the Enforcing Party shall be entitled, in addition to any other remedy to which such Party is entitled under this Section 16 (other than termination) or otherwise in this Agreement, at law, or in equity, to enforce the remedy of specific performance against the other Party refusing to close in any of the courts identified in Section 21. In this regard, it is agreed that the Enforcing Party would be irreparably harmed by a refusal of the other Party to close the transactions contemplated in this Agreement under the circumstances described in this Section 16(d) and, therefore, the Enforcing Party shall have the right to, and may seek, injunctive relief in connection with the enforcement of its right to specific performance under this Section 16(d), as contemplated herein.

17.	PURCHASE PRICE ADJUSTMENTS. The Purchase Price shall be reduced by (a) the amount of any lease extension, delay rental or lease renewal payments or other payments associated with the Leases comprising the Initial Properties and due within 6 months of the First Closing (or with regard to the Leases comprising the Supplemental Properties, within 6 months of the Supplemental Closing), and (b) any Title Defect Amounts pursuant to Section 19 or any adjustments for unremedied Environmental Defects pursuant to Section 20. Buyer shall submit to Seller a statement, at least 3 days prior to the applicable Closing Date, setting forth the amount of each applicable reduction, an itemization of each Lease for which such a reduction is being made, the amount of such reduction, an explanation therefor, and, if applicable, any supporting documentation.

18.	EXPENSES. Except as otherwise specifically provided herein, all fees, costs, and expenses incurred by Buyer and Seller in negotiating this Agreement and the other documents executed in connection herewith and in consummating the transactions contemplated by this Agreement shall be paid by the Party incurring the same, including, without limitation, legal and accounting fees, costs, and expenses. All required documentary, filing, and recording fees and expenses in connection with the filing and recording of the Assignments and other instruments required to convey title to the Properties or Mineral Interests acquired pursuant to the AMI to Buyer or the Offeree, as applicable, shall be borne by Buyer or the Offeree, as applicable.

19. MATTERS RELATING TO TITLE.

(a) From the Execution Date until the First Closing Date with respect to the Initial Properties (or, as the case may be, with regard to the Supplemental Properties, until the Supplemental Closing Date), Buyer shall be afforded the opportunity to examine all records and information (including all title, lease, and land files) in Seller’s possession with respect to Seller’s title to the relevant Leases and to conduct such other title-related investigations as Buyer deems necessary, in its sole discretion. If Buyer determines that any Title Defect (as defined below) exists, then Buyer shall provide written notice of such Title Defect to Seller promptly after the discovery thereof, but in no event later than April 10, 2012, with regard to the Initial Properties (or later than three (3) days prior to the Supplemental Closing Date with regard to the Supplemental Properties). Title Defects discovered by Buyer in its due diligence review of a Lease prior to the applicable Closing Date but not asserted as provided in this Section 19 shall be deemed to have been waived by Buyer (and if not otherwise discovered, Buyer shall not be restricted or prevented from asserting any Claim related thereto under the special warranty of title granted under the Assignment). If Buyer asserts a Title Defect, and Seller does not cure such Title Defect to Buyer’s reasonable satisfaction prior to the applicable Closing Date, then Buyer shall have the following options:

(i)	If Buyer and Seller agree upon the existence of a Title Defect, using, among other things, the Allocated Value of an affected Lease and the amount by which value of such affected Lease is reduced by such Title Defect (such amount, the “Title Defect Amount”), then Buyer shall consummate the relevant Closing, in which case Buyer shall acquire the Property of which the affected Lease is a part at such Closing and, in Buyer’s sole discretion, either (A) make no adjustment to the applicable Purchase Price; or (B) reduce the applicable Purchase Price by the applicable Title Defect Amount; provided, however, that in the case of agreed upon Title Defects asserted with respect to an Initial Property that is not cured to Buyer’s reasonable satisfaction prior to the First Closing, then notwithstanding the preceding provisions of this Section 19(a)(i), the provisions of Section 19(a)(ii) and Section 19(a)(iii) shall automatically apply.

(ii)	Notwithstanding the provisions of Section 19(a)(i), if a Title Defect affecting an Initial Property is reasonably susceptible to cure, and Seller notifies Buyer in writing prior to the First Closing that it desires to cure such Title Defect, then (A) the affected Property (or the affected portion thereof, if the Title Defect is of such a nature as to be easily segregated as to only a portion of the affected Initial Property and Defensible Title to the rest of such Initial Property can otherwise be conveyed as contemplated in this Agreement at such First Closing, and the Parties can agree on the Title Defect Amount to be applied with regard to the portion to be held back) shall be held back from the First Closing; (2) the Initial Purchase Price shall be reduced by the applicable Title Defect Amount (or the full Allocated Value of the affected Initial Property, if such Initial Property is held back in its entirety from the First Closing); (3) Seller shall have up to sixty (60) days after the First Closing to attempt to cure, to Buyer’s reasonable satisfaction, the relevant Title Defect; (4) if such Title Defect is cured to Buyer’s reasonable satisfaction within such period, the affected Initial Property (or portions thereof) as to which such Title Defect has been cured shall be treated as a Supplemental Property and conveyed to Buyer at the Supplemental Closing; and (5) as to those Properties (or portions thereof) as to which Seller is unable to cure such Title Defects to Buyer’s reasonable satisfaction within such sixty-day period, then unless waived by Buyer in writing after Seller has notified Buyer in writing of its inability to cure such Title Defects, Seller shall have no further obligation hereunder to sell, and Buyer shall have no further obligation hereunder to purchase, the Initial Properties (or portions thereof) held back from the First Closing due to the existence of such uncured Title Defects, and the oil and gas leases comprising such Initial Properties shall thereupon cease to be subject to the terms of this Agreement (including the provisions related to the AMI).

(iii)	Notwithstanding anything stated in this Section 19 to the contrary, if, prior to the applicable Closing Date, Seller and Buyer are unable to agree on the existence of a Title Defect properly asserted hereunder with respect to a Property, or the Title Defect Amount applicable thereto, or the susceptibility of a Title Defect to cure, then Buyer may elect to exclude such Property from the Properties conveyed at the applicable Closing, in which case the applicable Purchase Price shall be reduced by the full Allocated Value of such Property, and the oil and gas leases comprising such Property shall thereupon cease to be subject to the terms of this Agreement (including the provisions related to the AMI).

(iv)	In no event shall the Title Defect Amount applicable to any Property exceed its full Allocated Value.

(b) As used in this Agreement, the term “Title Defect” means any Lien, charge, encumbrance, obligation (including contract obligation), defect, irregularity, depth limitation or severance, or other matter (including, without limitation, a discrepancy in Net Revenue Interest) that causes Seller not to have Defensible Title (defined below) in and to any Lease as of the Closing Date applicable to such Lease.

(c) As used in this Agreement, “Defensible Title” means, with respect to a particular Lease, such title of Seller which:

(i)

entitles Seller to receive an undivided share of the Hydrocarbons produced, saved and marketed from such Lease, after satisfaction of all royalties, overriding royalties, net profits interests, production payments, and other burdens on or measured by production of Hydrocarbons, that is not less than the Net Revenue Interest set forth on an 8/8th basis for such Lease on Exhibit A (as Exhibit A may be amended in connection with the Supplemental Closing) as to all depths, without reduction, suspension, or termination for the productive life of such Lease (except as taken into account in Exhibit A);

(ii)	to the extent of the Ownership Percentage of such Lease that is to be conveyed to Buyer, is free and clear of Liens;

(iii)	is free and clear of any other adverse term, Claim, burden, restriction, requirement, or imperfection which, if asserted, would cause a material impairment of the use and enjoyment of or loss of interest in such Lease and which would not be acceptable to reasonable and prudent lessees, operators, interest owners or purchasers of undeveloped oil and gas leases;

(iv)	entitles Seller to not less than the number of Net Mineral Acres set forth for such Lease on Exhibit A as being attributable to the Properties to be conveyed to Buyer hereunder (as Exhibit A may be amended in connection with the Supplemental Closing);

(v)	is not subject to and will not subject Buyer to any area of mutual interest, preferential right to purchase, option or similar right;

(vi)	with regard to any Lease, has a remaining primary term that will not terminate sooner than the expiration date shown for such Lease on Exhibit A, subject to the Lease-term extension rights (and extension costs) shown on Exhibit A; and

(vii)	obligates Seller to bear a share of the costs and expenses of ownership, operation, and maintenance of the relevant Lease that is not greater than the Working Interest set forth on Exhibit A for such Lease (as Exhibit A may be amended in connection with the Supplemental Closing) as to all depths, without increase for the production life of such Lease, unless such greater Working Interest yields a correspondingly greater Net Revenue Interest.

20.	ACCESS: ENVIRONMENTAL DEFECTS.

(a) From and after the Execution Date until the First Closing Date with regard to the Initial Leases, and until the Supplemental Closing Date with regard to the Supplemental Leases, Seller shall afford to Buyer and its officers, employees, agents and authorized representatives reasonable access to the lands covered by the Leases to conduct onsite inspections and assessments of such lands in accordance with the terms of this Agreement. During such period, Seller shall also make available to Buyer, upon reasonable notice during normal business hours, personnel of Seller knowledgeable with respect to the Leases and the environmental records applicable thereto in order that Buyer may make such diligent investigation as it considers desirable.

(b) Upon reasonable notice to Seller, Buyer shall have the right to conduct a “Phase I” environmental assessment of all or any portion of the land covered by the Leases in accordance with the applicable standards of the American Society for Testing Materials, or A.S.T.M. (the “Assessment”), to be conducted by a reputable environmental consulting or engineering firm selected by Buyer and approved by Seller (such approval not to be unreasonably withheld), but only to the extent that Seller may grant Buyer the right to conduct the Assessment without violating any obligations to any third Person (provided that Seller shall use its commercially reasonable efforts to obtain any necessary third Person consents to any Assessment conducted by Buyer). The Assessment shall be conducted at the sole cost and expense of Buyer. Buyer shall not be permitted to conduct any sampling, boring, drilling, or other invasive investigative activity with respect to such land (“Invasive Activity”) without the prior written consent of Seller. Buyer shall perform, or shall cause to be performed, the Assessment in accordance with applicable Laws. Seller shall have the right to have its representatives present to observe Buyer’s, or Buyer’s environmental consultant’s, performance of the Assessment. Prior to the First Closing in the case of the Initial Leases and the Supplemental Closing in the case of the Supplemental Leases, unless otherwise required by applicable Law, Buyer shall (and shall cause Buyer’s environmental consultant, if applicable, to) treat confidentially any matters revealed by Buyer’s Assessment and any reports or data generated therefrom subject to and in accordance with the terms of Section 22. If Buyer or Buyer’s environmental consultant becomes legally compelled to disclose any of such environmental information, Buyer shall provide to Seller the notice required under, and Seller shall have the rights provided in, Section 22(e). If (i) one or more Leases is excluded from this Agreement by operation of Section 19(b) or Section 20(d), or (ii) if this Agreement is terminated prior to the First Closing in accordance with Section 16(a), or (iii) if the Supplemental Closing does not occur as provided in Section 16(b), the confidentiality obligations of Buyer (and Buyer’s environmental consultant, if applicable) under this Section 20(b) shall survive such events and remain in full force and effect with respect to all Leases covered by the Assessment but in which Buyer is not assigned its Ownership Percentage pursuant to this Agreement in accordance with the terms of Section 22, and Buyer shall deliver a copy of the final report of the environmental engineer generated from the Assessment of such Leases to Seller at no charge, which environmental report shall become the sole property of Seller as to such Properties in which the Ownership Percentage is not conveyed to Buyer. Notwithstanding any provision of this Agreement to the contrary, Buyer provide to Seller, without charge, copies of all environmental reports and information generated from the Assessment, except for documents and materials subject to the attorney/client privilege.

(c) For the purposes hereof, “Environmental Laws” means, as the same may have been amended, any federal, state or local Law relating to (i) the control of any potential pollutant or protection of the environment, including air, water or land, (ii) the generation, handling, treatment, storage, disposal or transportation of waste materials, or (iii) the regulation of or exposure to hazardous, toxic or other substances alleged to be harmful, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq. the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; the Atomic Energy Act, 42 U.S.C. § 2011 et seq.; and all applicable related Law, whether local, state, territorial, or national, of any Governmental Authority having jurisdiction over the Lease(s) in question addressing pollution or protection of human health, safety, natural resources or the environment and all regulations implementing the foregoing. The term “Environmental Laws” includes all judicial and administrative decisions, orders, directives, and decrees issued by a Governmental Authority pursuant to the foregoing.

(d) If, as a result of its investigation pursuant to Section 20(b), Buyer determines that, with respect to any portion of the Leases or the land covered thereby, there exists a violation of an Environmental Law (in each case, an “Environmental Defect”), then on or prior to the applicable Closing Date, Buyer may send Seller notice of each such Environmental Defect. Seller and Buyer shall consult with each other regarding whether to remedy each such Environmental Defect and, if so, the method of remediation, but neither Seller nor Buyer shall have any obligation to the other Party under this Agreement to remedy any such Environmental Defect. If Seller and Buyer agree that such an Environmental Defect should be remedied, the affected Lease(s) shall not be included in the applicable Closing, and shall be held back, in their entirety, and the Purchase Price shall be reduced by the Allocated Value of the Properties affected by the Environmental Defect. Such held back Properties shall be treated in the same manner as the Properties held back under Section 19(a)(ii) for Title Defects, and if timely remedied in accordance with applicable Law, may be treated as additional Supplemental Properties. If Seller and Buyer fail to agree to remedy such an Environmental Defect, and Buyer and Seller do not agree upon any alternative resolution, then Seller or Buyer may elect to exclude the affected Lease(s) from the applicable Closing, whereupon such Lease(s) shall cease to be subject to the terms of this Agreement (including the provisions relating to the AMI), and the Purchase Price payable at the applicable Closing shall be reduced by the full Allocated Value of the Properties corresponding to such excluded Leases.

21.	GOVERNING LAW; CONSENT TO JURISDICTION. THIS AGREEMENT AND THE LEGAL RELATIONS AMONG THE PARTIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION. ALL OF THE PARTIES CONSENT TO THE EXERCISE OF JURISDICTION IN PERSONAM BY THE STATE AND FEDERAL COURTS SITTING IN THE STATE OF TEXAS FOR ANY ACTION ARISING OUT OF THIS AGREEMENT. ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO, OR FROM THIS AGREEMENT SHALL BE LITIGATED IN COURTS HAVING SITUS IN FORT WORTH, TARRANT COUNTY, TEXAS. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATED TO THIS AGREEMENT.

22.	PUBLIC DISCLOSURE; CONFIDENTIALITY.

(a) For purposes of this Agreement, “Confidential Information” means: (i) the terms of this Agreement, including the Purchase Price, as to which Buyer is deemed to be the Disclosing Party and Seller is the Recipient; (ii) the environmental information regarding the Leases obtained by Buyer pursuant to its performance of the Assessment, as to which Seller is deemed to be the Disclosing Party and Buyer is the Recipient; and (iii) the Records, as to which Seller is deemed to be the Disclosing Party and Buyer is the Recipient.

(b) During the term of the confidentiality obligations under this Section 22, Recipient shall have the right to use the Confidential Information solely for the purposes of due diligence, consummating the transaction contemplated herein, and enforcing the terms of this Agreement (“Permitted Uses”). Recipient shall not use Confidential Information for any purposes other than the Permitted Uses.

(c) Recipient shall not disclose, disseminate, or otherwise publish or communicate Confidential Information received hereunder to any third Person without the prior written consent of the Disclosing Party, except (i) in the case of Seller as Recipient, to Petro Capital, and (ii) to the directors, members, managers, partners, officers, employees, and Affiliates of Recipient, as well as Recipient’s financial advisors, bankers, investment bankers, other capital providers, legal counsel, auditors, engineers, and other consultants and representatives (collectively, “Representatives”) who have a “need to know” solely for purposes of the Permitted Uses and who have been advised of the confidentiality obligations herein and have previously agreed to be bound by terms with regard to the Confidential Information. Recipient shall be responsible for the actions of its Representatives. Recipient shall protect the Confidential Information received hereunder from disclosure to any third Person by using the same degree of care that it uses to prevent the unauthorized disclosure of its own confidential or proprietary information of like nature, but in no event less than a reasonable degree of care.

(d) This Agreement imposes no obligations with respect to information that: (i) was in Recipient’s possession without a duty of confidentiality to the Disclosing Party before receipt from the Disclosing Party; (ii) is or becomes a matter of public knowledge through no act or omission of Recipient; (iii) is rightfully received by Recipient from a third Person without a duty of confidentiality; or (iv) is disclosed by Recipient with the Disclosing Party’s prior written approval or for reasons described in Section 22(e) below.

(e) If Recipient is required to disclose Confidential Information by operation of Law (including applicable stock exchange or quotation system requirements) or under compulsion of judicial process, Recipient will disclose only such information as is legally required by applicable Law or order of a court of competent jurisdiction or other Governmental Authority, and will use reasonable efforts to obtain confidential treatment for any Confidential Information that is so disclosed. Recipient will provide the Disclosing Party as much notice of such possible disclosure as is reasonably practicable prior to disclosure, in order to give the Disclosing Party an opportunity to seek a protective order or take other appropriate action.

(f) In all events, Seller’s confidentiality obligations under this Section 22 with respect to the Purchase Price, and with respect to the terms and provisions Sections 4 and 5 above, shall expire one (1) year after the date of this Agreement. If the First Closing occurs, the confidentiality obligations of Seller with respect to the terms of this Agreement (other than the Purchase Price, and the terms and provisions Sections 4 and 5 above, which shall remain confidential) and of Buyer with respect to the Records pertaining to the Initial Properties shall thereupon terminate. Thereafter, if the Supplemental Closing occurs, the confidentiality obligations of Buyer with respect to the Records pertaining to the Supplemental Properties shall thereupon terminate. If this Agreement is terminated prior to the First Closing, the confidentiality obligations of the Parties with respect to the terms of this Agreement (other than Seller’s obligations with respect to the Purchase Price) shall thereupon terminate, but Buyer’s confidentiality obligations with respect to the Records shall survive and remain in full force and effect for a period of two (2) years after the Execution Date. In all events, the duration of Buyer’s confidentiality obligations with respect to the environmental information obtained by Buyer from the Assessment shall be as set forth in Section 20.

(g) Except as permitted in Section 22 (e), Seller shall not make or cause to be made any public announcement of, or public disclosure pertaining to this Agreement, the terms of this Agreement, or the transactions contemplated hereby without the prior written consent of Buyer. Seller acknowledges that the securities of Buyer (or an Affiliate of Buyer) are publicly traded, and to the extent that this Agreement or the terms hereof may be considered material, the use or sharing of such material, non-public information is restricted under applicable state and federal securities laws.

23.	ARTICLES, SECTIONS AND EXHIBITS. Article, section, schedule, and exhibit references used in this Agreement refer to articles, sections, schedules, and exhibits of or to this Agreement unless otherwise specifically provided. The section headings contained herein are inserted for convenience only and shall not control or affect the meaning or construction of any provision hereof.

24.	FURTHER ASSURANCES. After each Closing, Seller and Buyer shall execute, acknowledge, and deliver all such further conveyances, assignments, transfer orders, division orders, notices, assumptions, releases, acquittances, and other instruments, and shall take such further actions as may be necessary or appropriate to assure fully to Buyer or Seller (including their successors and assigns), as the case may be, that the transactions described in this Agreement shall be completed and that all of the Properties intended to be conveyed under the terms of this Agreement are so conveyed, including such Properties that are improperly described herein or inadvertently omitted from this Agreement and/or the Assignments executed in connection herewith (including the exhibits attached to each).

25.	ENTIRE AGREEMENT; AMENDMENT. This Agreement constitutes the entire understanding between the Parties with respect to the subject matter hereof, superseding all negotiations, prior discussions, and prior agreements and understandings relating to such subject matter, whether oral or written. This Agreement shall not be amended or modified except pursuant to a written agreement executed by both Parties.

26.	COUNTERPARTS. This Agreement may be executed by Seller and Buyer in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute one and the same instrument, and the delivery of such counterparts may be via facsimile or email, which shall be as effective as hand delivery of original instruments. In the event of such a facsimile execution, the Parties shall execute and deliver each to the other a fully executed original counterpart of this Agreement within thirty (30) days after such facsimile execution hereof; provided, however, that the failure of the Parties to execute such an original counterpart of this Agreement shall not affect or impair the binding character or enforceability of this Agreement.

27.	ASSIGNMENT. This Agreement may not be assigned by either Party without the prior written consent of the other Party, which consent will not be unreasonably withheld, conditioned, or delayed; provided however, Buyer may assign this Agreement without Seller’s consent to an Affiliate, to a successor to all or substantially all of Buyer’s business or assets, or in connection with a Like-Kind Exchange (defined below); provide further, however, that (i) any assignment by either Party shall in no manner relieve or release the assigning Party from any obligations or liabilities under this Agreement, and (ii) without Buyer’s prior written consent, Seller shall not assign or transfer any interests to a Person that is not at least as creditworthy as Seller, in the reasonable judgment of Buyer.

28.	LIKE-KIND EXCHANGE. Buyer may elect to structure this transaction as a like-kind exchange pursuant to Section 1031 of the Code and the regulations promulgated thereunder, with respect to any or all of the Properties (a “Like-Kind Exchange”) at any time prior to the First Closing (or, as the case may be, the Supplemental Closing). In order to effect a Like-Kind Exchange, Seller shall cooperate and do all acts as may be reasonably required or requested by Buyer with regard to effecting the Like-Kind Exchange, including, but not limited to, permitting Buyer to assign its rights under this Agreement to a qualified intermediary of Buyer’s choice in accordance with Treas. Reg. § 1.1031(k)-1(g)(4) or executing additional escrow instructions, documents, agreements or instruments to effect an exchange; provided, however, that: (a) the acquisition and exchange of any exchange property shall not impose upon Seller any financial obligation in addition to those set out in this Agreement; (b) Seller shall have no obligation to become a holder of record title to any exchange property; (c) Buyer shall indemnify and hold Seller harmless from any and all costs and expenses which Seller incurs or to which Seller may be exposed as a result of Seller’s participation in the contemplated exchange, including reasonable attorneys’ fees and costs of defense; (d) the consummation of the transactions described in this Agreement shall not be delayed or affected by reason of such exchange nor shall the consummation or accomplishment of such exchange be a condition precedent or condition subsequent to Buyer’s obligations under this Agreement; (e) Seller shall not, by this Agreement or acquiescence to such exchange, have its rights under this Agreement affected or diminished in any manner; and (f) Seller shall not, by this Agreement or acquiescence to such exchange, be responsible for compliance with or deemed to have warranted to Buyer that such exchange in fact complies with Section 1031 of the Code or any state or local tax Law. If any exchange contemplated by Buyer should fail to occur, for whatever reason, the transactions contemplated in this Agreement shall nonetheless be consummated as provided herein.

29.	RECORDS. Within fifteen (15) days after each Closing, pursuant to Buyer’s reasonable instructions, Seller shall deliver to Buyer, at Buyer’s expense, a complete copy of the Records. Seller shall be entitled to retain all original Records affecting all of the Leases. Seller agrees to maintain all original Records in accordance with its records retention policy, as same may be amended from time to time (or such longer period of time as Buyer may request for those Records relevant for tax audit purposes), or, if any of such Records pertain to a Claim pending at such time as the Records would otherwise be destroyed, until such Claim is finally resolved and the time for all appeals has been exhausted. Seller agrees to provide notice to Buyer of any such change in Buyer’s records retention policy as soon as reasonably practicable thereafter. In no event, however shall Seller be required to so maintain the Records in the event of any future sale or other disposition of the Leases to which they relate.

30.	NOTICES. All notices and communications required or permitted hereunder shall be in writing and shall be delivered personally or sent by overnight courier or by certified United States Mail (with return receipt requested), postage prepaid, or by facsimile or electronic mail transmission, addressed as set forth below, and shall be deemed to have been given when delivered to the addressee in person, or transmitted by facsimile or electronic mail transmission, or upon actual receipt by the addressee after such notice has either been delivered to an overnight courier or deposited in the United States Mail:

To Seller:	Energy and Exploration Partners, LLC Two City Place 100 Throckmorton Street, Suite 1700 Fort Worth, Texas 76102 Attention: Mr. Hunt Pettit Fax: (817) 533-9840 Email: hpettit@enexp.com

To Buyer:	RWG Energy, Inc. 1000 Louisiana, Suite 6700 Houston, Texas 77002 Attention: Mary Ellen Brook Email: mbrook@halconresources.com

Either Party may, upon written notice to the other Party, change the address and Person to whom such communications are to be directed.

31.	ADDITIONAL DEFINITIONS. In addition to the terms defined elsewhere in this Agreement, the following expressions and terms will have the meanings set forth in this Section 31, unless expressly stated otherwise:

“Affiliate” means, with respect to a Party, any Person that directly or indirectly controls, is controlled by, or is under common control with, the relevant Party. For purposes of this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, contract, voting trust, membership in management or in the group appointing or electing management, or otherwise through formal or informal arrangements or business relationships.

“Allocated Value” means, with respect to each Lease, the amount set forth on Schedule 31. For purposes of this Agreement, Seller and Buyer agree and stipulate that the Allocated Values set forth in Schedule 31 have been established solely for use in calculating adjustments to the Purchase Price as provided herein, and not for purposes of federal or state income taxation, such Allocated Values being solely for the convenience of the Parties.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks in Houston, Texas, are required or authorized by Law to be closed.

“Claims” means any and all claims, demands, Liens, notices of non-compliance or violation, notices of liability or potential liability, investigations, actions (whether judicial, administrative, or arbitrational), causes of action, suits, and controversies.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commercial Well” means a well capable of producing Hydrocarbons in quantities sufficient to yield a return in excess of operating and production costs and expenses (without taking into account costs of exploration (including land and seismic costs), drilling, testing, hydraulic fracturing, completion and equipping such well for production).

“Disclosing Party” means the Party that discloses Confidential Information to the other Party pursuant to this Agreement.

“Effective Time” means 7:00 a.m., Central Standard or Daylight time, as applicable, on (a) with respect to the Initial Properties, the First Closing Date, and (b) with respect to the Supplemental Properties, the Supplemental Closing Date.

“Governmental Authority” means any governmental or quasi-governmental authority of any federal, state, provincial, county, city, or other political subdivision of the United States, or any foreign country, or any department, agency, commission, court, or other statutory or regulatory body or instrumentality having jurisdiction.

“Indemnity Group” means, for either Party, the Affiliates, officers, directors, managers, members, employees, agents, and representatives of the relevant Party or its Affiliates.

“Knowledge”, when used with reference to either Party, means the actual knowledge of the current members, managers, directors, and officers of such Party, after reasonable investigation an inquiry.

“Laws” means all constitutions, treaties, laws, statutes, ordinances, rules, regulations, permits, orders, decrees of the United States, any foreign country, and any local, state, provincial, or federal political subdivision or agency thereof, as well as all judgments, decrees, orders, and decisions of courts having the effect of law in each such jurisdiction.

“Liabilities” means any and all losses, judgments, damages, liabilities, injuries, costs, expenses, interest, penalties, taxes, fines, obligations, and deficiencies. As used herein, the term “Liabilities” includes, without limitation, reasonable attorneys’ fees and other costs and expenses of any Party receiving indemnification hereunder incident to the investigation and defense of any Claim that results in litigation, or the settlement of any Claim, or the enforcement by any Party receiving indemnification hereunder of the provisions of Section 11, as applicable.

“Lien” means any mortgage, deed of trust, pledge, security interest, encumbrance, lien, or charge of any kind (including any agreement to grant any of the foregoing), any conditional sale or title retention agreement, any lease in the nature thereof, or the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction.

“Net Mineral Acres” shall mean, with respect to a particular Lease (or, as the case may be, oil and gas lease attributable to a Mineral Interest), the product of (i) the number of surface acres covered by such Lease (or, as the case may be, such oil and gas lease attributable to a Mineral Interest), multiplied by (ii) the lessor’s percentage interest in the oil and gas mineral estate in the land covered by such Lease (or, as the case may be, such oil and gas lease attributable to a Mineral Interest), multiplied by (iii) the Working Interest held in such Lease.

“Net Revenue Interest” means, with respect to an oil and gas lease, the interest in and to all Hydrocarbons produced and saved from or attributable to such oil and gas lease, after giving effect to all valid royalties, overriding royalties, production payments, net profits interests, carried interests, reversionary interests, and other similar interests constituting burdens upon, measured by, or payable out of Hydrocarbons produced and saved from or attributable to such oil and gas lease.

“Ownership Percentage” means: (a) in all cases, with respect to Buyer, 65%; (b) with respect to Seller, 35% (this assumes the re-assignment of 1% Working Interest from Petro Capital in the Initial Leases, as described herein).

“Person” means any individual, corporation, limited liability company, partnership, trust, unincorporated organization, Governmental Authority, or any other form of entity.

“Property-Related Taxes” means any and all ad valorem, property, severance, generation, conversion, Btu or gas, transportation, utility, gross receipts, privilege, consumption, excise, lease, transaction, and other taxes, franchise fees, governmental charges or fees, licenses, fees, permits, and assessments, or increases therein, and any interest or penalties thereon, other than Transfer Taxes and taxes based on or measured by net income or net worth.

“Recipient” means the Party to whom Confidential Information is disclosed pursuant to this Agreement.

“Records” means all files, records (including, without limitation, land and title records; maps, plats, and surveys; lease, contract, correspondence, operations, environmental, production, accounting, Property-Related Tax, regulatory compliance, and well records and files; and reports to Governmental Authorities) and other information that relates in any way to any of the items listed in Section 1 and are in the possession of Seller.

“Transfer Taxes” means any sales, use, stock, stamp, document, filing, recording, registration, and similar tax or charge, including, without limitation, any interest or penalties thereon.

“Working Interest” means, with respect to an oil and gas lease, the interest of the lessee that is burdened with the obligation to bear and pay the costs and expenses of exploration, drilling, development, maintenance, and operations with respect to such oil and gas lease, without regard to lessor’s royalties, overriding royalties, production payments, net profits interests, and similar burdens upon or payable out of production.

32.	(Omitted).

33.

PRORATION OF TAXES. Each Party shall assume responsibility for, and shall bear and pay, all federal income taxes, state income taxes, franchise taxes, and other similar taxes (including any applicable interest or penalties) incurred by or imposed upon such Party with respect to or as a result of the transactions described in this Agreement except that, in all respects, Buyer shall assume responsibility for, and shall bear and pay, all Transfer Taxes incurred or imposed with respect to the Assignments and the transfer of the Properties. All Property-Related Taxes (including any applicable penalties and interest) based upon or measured by the ownership of the Leases or the receipt of proceeds therefrom, but exclusive of income taxes, and assessed against the Leases by any taxing authority shall be prorated among Seller and Buyer as of the applicable Effective Time. As a result, as between Seller and Buyer, Seller shall be responsible for, and shall bear and pay, all such Property-Related Taxes assessed against the Leases by any taxing authority that are attributable to the period prior to the Effective Time, and Seller and Buyer shall be responsible for, and shall bear and pay, their respective Ownership Percentages of such Property-Related Taxes assessed against the Leases by any taxing authority that are attributable to the period on and after the applicable Effective Time.

[signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Execution Date.

SELLER:

Energy & Exploration Partners, LLC

By:	/s/ Hunt Pettit
Hunt Pettit Manager

BUYER:

RWG Energy, Inc.

By:	/s/ Floyd C. Wilson
Name: Floyd C. Wilson
Title: President and Chief Executive Officer

EXHIBITS:

A	—	LEASES
B	—	FORM OF ASSIGNMENT
C	—	AMI
D	—	ORRI Reservation
E	—	Initial Purchase Price and Contingent Payment Calculations

SCHEDULES:

6(g)	—	List of known past development activity on the Leases
6(o)	—	Liens
31	—	Allocated Value